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                                                              Exhibit 23.02


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Prism Solutions, Inc. on Form S-8 pertaining to the 1996 Equity Incentive Plan and Options Granted by QDB Solutions, Inc. assumed by the Registrant of our reports dated January 17, 1997, except for Note 5, for which the date is March 5, 1997, on our audits of the consolidated financial statements and financial statement schedule of Prism Solutions, Inc. as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995, and 1994, appearing in the Annual Report on Form 10-K of Prism Solutions, Inc. for the year ended December 31, 1996, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934.



                                           Coopers & Lybrand L.L.P.



San Jose, California
August 11, 1997